UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 212 Boca Raton, FL 33432
(Address of principal executive offices) (Zip Code)

(561) 953-4353
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported on Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 28, 2008 and February 5, 2009, during the period from September 24, 2008 through January 30, 2009, Bonds.com Group, Inc. (“we,” “our” or the “Company”) issued an aggregate of $2,440,625 of convertible promissory notes and related warrants to investors.  In connection with these transactions, Bonds.com Inc., our wholly-owned broker-dealer subsidiary (“BCI”), guaranteed our obligations under the convertible promissory notes and pledged its assets as security for our obligations thereunder and its guaranty.

On January 27, 2009, BCI discovered that the mere grant of the guaranty and security interest may be required to be treated as a liability for purposes of determining its net capital and compliance with minimum net capital and ratio of aggregate indebtedness requirements as set forth under SEC Rule 15c3-1.  On February 3, 2009, BCI promptly and voluntarily reported this concern to its designated examining authority, the Financial Industry Regulatory Authority (“FINRA”),  and sought FINRA’s regulatory guidance regarding the impact of this guaranty and security interest on BCI’s net capital.  From February 3, 2009 through February 23, 2009, BCI engaged in numerous conversations with FINRA regarding this matter and continued to analyze the issue internally.  Among other things, BCI determined that it would not be required to treat the guaranty and security interest as a liability of BCI pursuant to applicable GAAP requirements.

Additionally, on February 3, 2009, we amended the terms of the Secured Convertible Note and Warrant Purchase Agreement pursuant to which such convertible promissory notes were sold and the related Security Agreement to terminate BCI’s guaranty of our obligations and the related security interest on BCI’s assets.  The amendment to these documents provided that the elimination of the guaranty and security interest would be retroactively effective to September 24, 2008. The form of “Amendment dated as of February 3, 2009 to the Security Agreement and Purchase Agreement,” which accomplished the foregoing amendments, was filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2009.

On February 23, 2009, FINRA provided definitive guidance to BCI that required BCI to treat the guaranty and security interest as a liability for purposes of determining its net capital and compliance with minimum net capital and ratio of aggregate indebtedness requirements, notwithstanding the GAAP treatment of these obligations.  FINRA previously notified BCI that the amendment of the Secured Convertible Note and Warrant Purchase Agreement and related Security Agreement would only be given effect as of February 3, 2009 for purposes of determining BCI’s compliance with minimum net capital and ratio of aggregate indebtedness requirements.

As a result of the foregoing, BCI determined that it did not satisfy its minimum net capital and ratio of aggregate indebtedness requirements during the period from September 24, 2008 until February 3, 2009.  For example, after treating the guaranty and security agreement as a liability equal to the full amount of the convertible promissory notes outstanding at the applicable times, BCI’s net capital under SEC Rule 15c3-1 was $-1,513,204, $-1,904,427, $-2,039,855, $-2,174,472 and $-2,193,120 as of September 30, 2008, October 31, 2008, November 30, 2008, December 31, 2008 and January 31, 2009, respectively, compared to minimum net capital requirements of  $129,181, $154,229, $177,380, $168,879 and $178,375, respectively, as of such dates.  Additionally, as a result of the foregoing, at September 30, 2008, October 31, 2008, November 30, 2008, December 31, 2008 and January 31, 2009 BCI's ratios of aggregate indebtedness to net capital were -1.28 to 1, -1.21 to 1, -1.30 to 1, -1.16 to 1, and -1.22 to 1, respectively, compared to a required ratio not to exceed 15 to 1. On February 24, 2009, BCI filed amended FOCUS reports for the months of September 2008, October 2008, November 2008, and December 2008 with FINRA and notified the Securities and Exchange Commission and FINRA of these deficiencies under Rule 17a-11.  Additionally, as a result of the foregoing, we are amending our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 to reflect these matters in Note 12 to the unaudited financial statements that accompany that report.  These matters do not result in any change to our unaudited condensed consolidated balance sheets, statements of operations or statements of cash flows as of September 30, 2008 or any other date.

BCI returned to compliance with its minimum net capital and ratio of aggregate indebtedness requirements on February 3, 2009 when we eliminated BCI’s guaranty and security interest through the amendments referenced above.  BCI remains in compliance with those requirements at this time.  At no time during the period in which BCI’s guaranty and grant of a security interest were effective were the convertible promissory notes in default or actions taken or proposed that would have resulted in BCI being required to make payments pursuant to its guaranty or risk loss of the assets it pledged as security.

BCI’s noncompliance with the minimum net capital and ratio of aggregate indebtedness requirements described in this current report may result in regulatory action against it and its associated persons, including fines or other remedies being imposed.  We are unable to determine at this time the fines or other remedies that may be sought in such regulatory action, if any, the costs we will incur or the extent of potential losses as a result thereof.  Such costs, fines or other remedies may be material to our business, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2009

BONDS.COM GROUP, INC.

By:	/s/ John J. Barry IV
Name: John J. Barry IV
Title: Chief Executive Officer & President